Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Earntz Healthcare Products, Inc. of our report dated August 17, 2022, with respect to our audits of the consolidated financial statements of Earntz Healthcare Products, Inc. and Subsidiaries for the years ended December 31, 2021 and 2020 and to each of the years in the two-year period ended December 31, 2021 and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

February 15, 2023